SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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CHART INDUSTRIES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CHART INDUSTRIES, INC.

5885 Landerbrook Drive, Suite 205, Cleveland, Ohio 44124

April 29, 2004

To the Stockholders of Chart Industries, Inc.:

The Annual Meeting of Stockholders of Chart Industries, Inc. will be held at 10:00 a.m., Eastern Time, on Thursday, May 20, 2004, in the Boardroom, 32nd Floor, JPMorgan Chase, 270 Park Avenue, New York, New York 10017.

We will be reporting on your Company’s activities and you will have an opportunity to ask questions about our operations.

Whether or not you expect to attend the Annual Meeting in person, the return of the enclosed proxy as soon as possible would be greatly appreciated and will ensure that your shares will be represented at the Annual Meeting. If you do attend the Annual Meeting, you may withdraw your proxy should you wish to vote in person.

On behalf of the Board of Directors and management of Chart Industries, Inc., I would like to thank you for choosing to invest in our Company. We hope to merit your continued support and confidence.

Sincerely yours,

SAMUEL F. THOMAS

Chief Executive Officer

CHART INDUSTRIES, INC.

5885 Landerbrook Drive, Suite 205, Cleveland, Ohio 44124

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 20, 2004

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Chart Industries, Inc. (the “Company” or “Chart”) will be held in the Boardroom, 32nd Floor, JPMorgan Chase, 270 Park Avenue, New York, New York, 10017 on Thursday, May 20, 2004 at 10:00 a.m. Eastern Time, for the following purposes:

1.	To elect six Directors whose annual term of office expires in 2005; and

2.	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Holders of Common Stock of record as of the close of business on April 2, 2004 are entitled to receive notice of and to vote at the Annual Meeting.

It is important that your shares be represented at the Annual Meeting. For that reason we ask that you promptly sign, date and mail the enclosed proxy card in the return envelope provided. Stockholders who attend the Annual Meeting may revoke their proxies and vote in person.

By Order of the Board of Directors

MARK H. LUDWIG

Secretary

Cleveland, Ohio

April 29, 2004

CHART INDUSTRIES, INC.

5885 Landerbrook Drive, Suite 205, Cleveland, Ohio 44124

PROXY STATEMENT

Mailed on or about April 29, 2004

Annual Meeting of Stockholders to be held on May 20, 2004

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Chart Industries, Inc. (the “Company”) to be used at the Annual Meeting of Stockholders of the Company to be held on May 20, 2004, and any adjournments or postponements thereof. The time, place and purposes of the Annual Meeting are stated in the Notice of Annual Meeting of Stockholders, which accompanies this Proxy Statement.

The accompanying proxy is solicited by the Board of Directors of the Company and will be voted in accordance with the instructions contained thereon if it is returned duly executed and is not revoked. If no choice is specified on the proxy, it will be voted FOR the election of the individuals nominated by the Board of Directors. A stockholder may revoke a proxy at any time before it is exercised by delivery of written notice to the Secretary of the Company, by a duly executed proxy bearing a later date or by voting in person at the Annual Meeting.

The costs of soliciting proxies will be borne by the Company. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting materials to the owners of stock held in their name and the Company will reimburse them for their out-of-pocket expenses in connection therewith. In addition to solicitation by mail, the Company’s Directors, officers and employees, without additional compensation, may solicit proxies by telephone, mail and personal interview.

The record date for determination of stockholders entitled to vote at the Annual Meeting was the close of business on April 2, 2004. On that date, there were outstanding and entitled to vote 5,354,128 shares of the Company’s Common Stock, par value $.01 per share (the “Common Stock”). Each share of Common Stock is entitled to one vote. The Company’s Certificate of Incorporation does not provide for cumulative voting rights. Only holders of record on the record date are entitled to vote at the Annual Meeting. Holders of the Company’s warrants to acquire Common Stock are not entitled to any votes based on their ownership of warrants.

At the Annual Meeting, in accordance with the Delaware General Corporation Law, the inspector of election appointed by the Board of Directors for the Annual Meeting will determine the presence of a quorum and will tabulate the results of stockholder voting. Pursuant to the Company’s By-Laws, at the Annual Meeting the holders of a majority of the outstanding shares of Common Stock entitled to vote at the meeting, present in person or represented by proxy, constitute a quorum. The shares represented at the Annual Meeting by proxies that are marked, with respect to the election of Directors, “withheld” or, with respect to any other proposals, “abstain,” will be counted as shares present for the purpose of determining whether a quorum is present.

Under the rules of the New York Stock Exchange, brokers who hold shares in street name for beneficial owners have the authority to vote on certain items when they have not received instructions from such beneficial owners. Under applicable Delaware law, if a broker returns a proxy with respect to an item on which the broker has the authority to vote and has not voted on another proposal, such broker non-votes will count for purposes of determining a quorum.

Pursuant to the Company’s By-Laws, at the Annual Meeting a plurality of the votes cast is sufficient to elect a nominee as a Director. In the election of Directors, votes may be cast in favor or withheld. Votes that are withheld and broker non-votes will have no effect on the outcome of the election of Directors.

Pursuant to the Company’s By-Laws, all other questions and matters brought before the Annual Meeting will be decided by the vote of the holders of a majority of the outstanding shares entitled to vote thereon and present in person or by proxy at the Annual Meeting, unless otherwise provided by Delaware law or by the Certificate of Incorporation or By-Laws of the Company. In voting for such proposals, votes may be cast in favor, against or abstained. Abstentions will count as present for purposes of the proposal on which the abstention is noted and will have the effect of a vote against such proposal. Broker non-votes, however, are not counted as present and entitled to vote for purposes of determining whether a proposal has been approved and will have no effect on the outcome of any such proposal.

CHANGE IN CONTROL OF THE COMPANY DURING 2003

On July 8, 2003, Chart Industries, Inc. (“Old Chart”) and certain of its U.S. subsidiaries filed voluntary petitions for reorganization relief under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). On September 15, 2003 (the “Consummation Date”), the Company and those subsidiaries emerged from Chapter 11 proceedings pursuant to the Amended Joint Prepackaged Reorganization Plan of Chart Industries, Inc. and Certain Subsidiaries, dated September 3, 2003 (the “Reorganization Plan”), which the Bankruptcy Court confirmed by an order (the “Confirmation Order”) entered on September 4, 2003.

Pursuant to the Reorganization Plan, on the Consummation Date, the claims of Audax Chart, LLC (“Audax Chart”) and the OCM Principal Opportunities Fund II, L.P. (“OCM Fund”) and other senior lenders (“Senior Lenders”) under Old Chart’s senior credit facilities (the “Old Chart Senior Credit Facilities”) were satisfied in exchange for the restructuring of the Old Chart Senior Credit Facilities into a new term loan of the Company and the issuance to Audax Chart, OCM Fund and the other Senior Lenders of shares of Common Stock of the Company. In connection with the issuance of Common Stock, Audax Chart, OCM Fund and certain other Senior Lenders entered into an Investor Rights Agreement, dated September 15, 2003, with the Company (the “Investor Rights Agreement”). Certain terms and conditions contained in the Investor Rights Agreement could be deemed, under Securities and Exchange Commission (the “Commission”) rules, to make Audax Chart, OCM Fund and the other Senior Lender parties to that agreement members of a group (the “Investor Rights Group”), and to cause Audax Chart and OCM Fund to beneficially own, for purposes of Commission rules, any equity securities of the Company that the other members of the Investor Rights Group own. To the Company’s knowledge, the aggregate number of shares of Common Stock held of record by all members of the Investor Rights Group is 4,271,419, the number of shares of Common Stock issued to the members of the Investor Rights Group on the Consummation Date. The issuance of Common Stock of the Company to Audax Chart and OCM Fund under the Reorganization Plan and the execution of the Investor Rights Agreement caused Audax Chart and OCM Fund to acquire control of the Company on September 15, 2003.

As described above, Audax Chart and OCM Fund received the Common Stock in satisfaction of their respective claims under the Old Chart Senior Credit Facilities in connection with the consummation of the Reorganization Plan. The interests in the Old Chart Senior Credit Facilities held by OCM Fund and its affiliates were funded in part through OCM Fund’s and its affiliates’ working capital. The interests in the Old Chart Senior Credit Facilities obtained by Audax Chart and its affiliates were funded through an equity capital call.

Pursuant to the Investor Rights Agreement, the members of the Investor Rights Group, other than OCM Fund, have agreed to irrevocably appoint OCM Fund and its managing directors, and OCM Fund has agreed to irrevocably appoint Audax Management Company,

LLC, an affiliate of Audax Chart (“Audax Management”), and its managing member, as such entity’s true and lawful proxy and attorney-in-fact with the full power to vote all of their shares of Common Stock (including, in the case of OCM Fund, the shares it is entitled to vote pursuant to proxy), as shall be necessary to enforce the rights under the Investor Rights Agreement, including with respect to the election of Directors and in connection with a sale of the Company. OCM Fund may exercise the irrevocable proxy granted to it by any member of the Investor Rights Group only at such time as such stockholder fails to comply with the provisions of the Investor Rights Agreement, and Audax Management may exercise the irrevocable proxy granted to it by OCM Fund only at such time as OCM Fund fails to comply with the provisions of the Investor Rights Agreement.

Pursuant to the Investor Rights Agreement, Audax Chart and OCM Fund are entitled to each designate two (four in total) out of the seven Directors of the Company (the “Board of Directors”), and the other three remaining Directors are to be (x) the Company’s chief executive officer, (y) a Director designated by the other members of the Investor Rights Group, and (z) a person designated by the Company’s pre-bankruptcy Board of Directors until the first meeting (or stockholder consent) pursuant to which Directors are elected after September 15, 2005.

Pursuant to the Investor Rights Agreement, each member of the Investor Rights Group has granted to Audax Chart and OCM Fund and their permitted transferees a right of first offer with respect to such member’s shares. Additional provisions in the Investor Rights Agreement include limited preemptive rights with respect to future issuances of Common Stock by the Company and tag-along rights with respect to transfers by either Audax Chart or OCM Fund or their permitted transferees, subject to specified limitations. Each member of the Investor Rights Group has agreed not to transfer the shares held by such member, with limited exceptions, without complying with the rights of first offer and tag-along provisions of the Investor Rights Agreement.

Pursuant to the Investor Rights Agreement, each member of the Investor Rights Group has agreed to vote its shares in favor of a sale of the Company if the holders of at least 75% of the outstanding shares of Common Stock that were issued pursuant to the Reorganization Plan to, or subsequently acquired by, Audax Chart and OCM Fund approve such sale and the shares held by Audax Chart, OCM Fund and their permitted transferees constitute at least 40% of the Company’s voting power.

On September 15, 2003, the term of the then current board of directors of Old Chart expired pursuant to the Reorganization Plan, and the following seven individuals were appointed as new Directors of the Company under the Confirmation Order: William T. Allen; Stephen S. Gray; Stephen A. Kaplan; Michael P. Harmon; Geoffrey S. Rehnert; Timothy J. White; and Arthur S. Holmes. On October 6, 2003, Samuel F. Thomas became the

Company’s Chief Executive Officer. Pursuant to the Investor Rights Agreement and the Confirmation Order, Mr. Thomas also became a Director of the Company as a result of his election as Chief Executive Officer, and Stephen S. Gray ceased to be a Director of the Company simultaneously. On February 12, 2004, Mr. Rehnert resigned as a Director of the Company and the Board of Directors appointed Oliver C. Ewald to fill the vacancy created as a result of that resignation.

STOCK OWNERSHIP OF PRINCIPAL HOLDERS AND MANAGEMENT

The following table sets forth the beneficial ownership of Common Stock as of March 31, 2004, unless otherwise indicated, by (i) each Director and nominee for election as a Director of the Company, (ii) each person named in the summary compensation table appearing under the caption “Executive Compensation” below, (iii) each person or group known by the Company to own beneficially more than 5% of its outstanding shares of Common Stock and (iv) all Directors and executive officers as a group. All information with respect to beneficial ownership has been furnished by the respective Director, officer or stockholder, as the case may be, except as indicated below. Unless otherwise indicated below, each stockholder named below has sole voting and investment power with respect to the number of shares set forth opposite his, her or its respective name. Unless indicated otherwise, the address of each Director, executive officer and person or group known by the Company to own beneficially more than 5% of its outstanding shares of Common Stock is 5885 Landerbrook Drive, Suite 205, Cleveland, Ohio 44124.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percentage of Common Stock(1)
OCM Principal Opportunities Fund II, L.P. (2)(3) 333 South Grand Avenue, 28th Floor Los Angeles, CA 90071	4,271,419	79.8%
Audax Chart, LLC (2)(4) 101 Huntington Avenue Boston, MA 02109	4,271,419	79.8%
Eaton Vance Management (2)(5) 255 State Street, 6th Floor Boston, MA 02109	4,271,419	79.8%
Van Kampen Prime Rate Income Trust (2)(6) One Parkview Plaza Van Kampen Investment, Inc. Oakbrook Terrace, IL 60181	4,271,419	79.8%
Carl Marks Strategic Investments, LP (2)(7) 135 East 57th Street New York, NY 10022	4,271,419	79.8%
Carl Marks Strategic Investments III, LP (2)(7) 135 East 57th Street New York, NY 10022	4,271,419	79.8%
Merrill Lynch, Pierce, Fenner & Smith Incorporated (2)(8) 4 World Financial Center 250 Vesey Street, 16th Floor New York, NY 10080	4,271,419	79.8%

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percentage of Common Stock(1)
KZH Sterling LLC (2)(9) 4 Metro Tech Center–10th Floor Brooklyn, NY 11245	4,271,419	79.8%
KZH CypressTree-1 LLC (2)(9) 4 Metro Tech Center–10th Floor Brooklyn, NY 11245	4,271,419	79.8%
JPMorgan Chase & Co. (10) 270 Park Avenue, 20th Floor New York, NY 10017	425,316	7.9%
GE Capital CFE, Inc. (11) 201 High Ridge Road Stamford, CT 06927	362,016	6.8%
William T. Allen (12)	—	*
Oliver C. Ewald (13)	—	*
Michael P. Harmon (14)	—	*
Arthur S. Holmes (15)	154,674	2.9%
Stephen A. Kaplan (16)	—	*
Samuel F. Thomas (17)	28,797	*
Timothy J. White (18)	—	*
Michael F. Biehl (19)	—	*
Charles R. Lovett (20)	—	*
All Directors and executive officers as a group (9 persons)	183,471	3.4%

*	Less than one percent.

(1)	In accordance with Commission rules, each beneficial owner’s holdings have been calculated assuming full exercise of outstanding options or warrants covering Common Stock exercisable by such owner within 60 days after March 31, 2004, but no exercise of outstanding options, warrants or other convertible securities covering Common Stock held by any other person.

(2)	By virtue of being a member of the Investor Rights Group, stockholder may, to the Company’s knowledge, be deemed to be the beneficial owner of 4,271,419 shares of Common Stock collectively held by the Investor Rights Group. See, “Change in Control of the Company During 2003.”

(3)

Based solely on a review of the Schedule 13D filed on September 26, 2003, OCM Principal Opportunities Fund II, L.P. (“OCM Fund”) shares voting power over 4,271,419 shares of Common Stock with the other members of the Investor Rights Group and dispositive power over 1,820,909 shares with OakTree Capital Management, LLC, a California limited liability company and a registered investment adviser under the Investment Advisers Act of 1940, as amended (“Oaktree”), in its capacity as the general partner of OCM Fund. Each of OCM Fund and Oaktree disclaims beneficial ownership of the shares of Common Stock owned by each member of the Investor Rights Group other than OCM Fund.

(4)	Based solely on a review of the Schedule 13D filed on September 26, 2003, by virtue of its being the record owner of 896,874 shares of Common Stock, Audax Chart, LLC (“Audax Chart”) shares voting power over 4,271,419 shares of Common Stock with the other members of the Investor Rights Group and dispositive power over 896,874 shares of Common Stock with each of: Audax Private Equity Fund, L.P., a Delaware limited partnership (“Audax Fund”), by virtue of its status as sole managing member of Audax Chart; Audax Private Equity Business, L.L.C. a Delaware limited partnership (“Audax Business LLC”), by virtue of its status as general partner of Audax Fund; Audax Private Equity Business, L.P., a Delaware limited partnership (“Audax Business LP”), by virtue of its status as the sole managing member of Audax Business LLC; Audax Holdings I, L.L.C., a Delaware limited partnership (“Audax Holdings”), by virtue of its status as general partner of Audax Business LP; Audax Group, L.P., a Delaware limited partnership (“Audax Group”), by virtue of its status as sole managing member of Audax Holdings; 101 Huntington Holdings, L.L.C., a Delaware limited liability company (“Huntington”), by virtue of its status as general partner of Audax Group; Marc B. Wolpow, by virtue of his status as a managing member of Huntington; Geoffrey S. Rehnert, by virtue of his status as a managing member of Huntington; and Audax Management Company, LLC, a Delaware limited liability company (“Audax Management”) by virtue of the irrevocable proxy given Audax Management by OCM Fund. Messrs. Wolpow and Rehnert are Co-CEOs of Huntington. Each of Audax Chart, Audax Fund, Audax Business LLC, Audax Business LP, Audax Holdings, Audax Group, Huntington, Messrs. Wolpow and Rehnert and Audax Management disclaims beneficial ownership of the shares of Common Stock owned by each of the members of the Investor Rights Group other than Audax Chart.

(5)	Based solely on a review of the Schedule 13G filed on February 13, 2004, Eaton Vance Management disclaims membership in a group and has sole voting and dispositive power over 366,368 shares of Common Stock.

(6)	On September 15, 2003, Van Kampen Prime Rate Income Trust was issued 345,454 shares of Common Stock and, to the Company’s knowledge, it continues to own these shares.

(7)	Based solely on a review of the Schedule 13G filed on September 25, 2003, Carl Marks Strategic Investments, L.P. (“CMSI”) and Carl Marks Strategic Investments, III, L.P. (“CMSIIII”) own an aggregate of 341,450 shares of Common Stock. Such shares may be deemed to be beneficially owned (i) indirectly by Carl Marks Management Company, L.P. (“CMMC”) as general partner of CMSI and CMSIIII, and (ii) indirectly on a shared basis by Andrew M. Boas, Robert C. Ruocco and James F. Wilson, who as general partners of CMMC, the general partner of CMSI and CMSIIII, share the power to direct the vote or disposition of such securities. Each of CMSI, CMSIIII, CMMC, and Messrs. Boas, Ruocco and Wilson are referred to herein as a “CMSI Reporting Person.” Each CMSI Reporting Person disclaims beneficial ownership of the shares of Common Stock owned by each member of the Investor Rights Group other than CMSI and CMSIIII and disclaims any assertion or presumption that such CMSI Reporting Person and the other parties to the Investor Rights Agreement constitute a “group.”

(8)	Based solely on a review of the Schedule 13D filed on February 17, 2004, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Merrill Lynch & Co., collectively, are the direct beneficial owners of 225,588 shares of Common Stock with sole dispositive power over such shares, subject to the terms of the Investor Rights Agreement, and has shared voting power over 4,271,419 shares of Common Stock with the other members of the Investor Rights Group.

(9)	On September 15, 2003, KZH Sterling LLC and KZH CypressTree-1 LLC were issued 183,184 and 91,592 shares of Common Stock, respectively, and, to the Company’s knowledge, each continues to own these shares.

(10)	Based solely on a review of the Schedule 13G filed on February 13, 2004, JPMorgan Chase & Co. has sole voting and sole dispositive with respect to the 425,316 shares of Common Stock acquired by its wholly owned subsidiary, JPMorgan Chase Bank.

(11)	Based solely on a review of the Schedule 13G filed on September 25, 2003, GE Capital CFE, Inc. is the record holder and has sole voting and dispositive power with respect to 362,016 shares of Common Stock. General Electric Capital Corporation, General Electric Capital Services, Inc. and General Electric Company disclaim beneficial ownership of all such shares.

(12)	William T. Allen was appointed as the Chief Restructuring Officer of the Company on May 22, 2003. As a result of the Reorganization Plan, Mr. Allen assumed the position of interim Chief Executive Officer of the Company and was appointed a Director on September 15, 2003. Mr. Allen’s term as interim Chief Executive Officer ended on October 6, 2003 when the Board of Directors elected Samuel F. Thomas as the Company’s Chief Executive Officer and President. Mr. Allen resigned as the Company’s Chief Restructuring Officer effective December 1, 2003. Mr. Allen is a nominee for Director.

(13)	Oliver C. Ewald has served as a Director since February 2004 and is a nominee for Director.

(14)	Michael P. Harmon has served as a Director since September 2003 and is a nominee for Director.

(15)	Arthur S. Holmes retired as Chairman and Chief Executive Officer of the Company in 2003. He remains a Director of the Company. Mr. Holmes’ beneficial share ownership is comprised of 78,152 shares over which Mr. Holmes has sole voting and dispositive power and 76,522 shares over which Mr. Holmes has shared voting and dispositive power. The shares over which Mr. Holmes has sole voting and dispositive power are comprised of: (i) 37,988 shares of Common Stock held by the Arthur S. Holmes Trust; (ii) warrants to purchase 39,987 shares of Common Stock held by the Arthur Holmes Trust; and (iii) 177 shares of Common Stock held by an individual retirement account. The shares over which Mr. Holmes has shared voting and dispositive power are comprised of: (i) 36,848 shares of Common Stock owned by his spouse through the Christine H. Holmes Trust; (ii) warrants to purchase 38,787 shares of Common Stock held by the Christine H. Holmes Trust; (iii) warrants to purchase 187 shares of Common Stock held by Arthur S. Holmes’ 401(k) Plan account; (iv) 400 shares of Common Stock held by The Rock Foundation, of which Mr. Holmes and his spouse serve as trustees; and (v) warrants to purchase 200 shares of Common Stock held by The Rock Foundation.

(16)	Stephen A. Kaplan has served as a Director since September 2003 and is a nominee for Director.

(17)	Samuel F. Thomas is the Chief Executive Officer and President of the Company and is a nominee for Director. Mr. Thomas joined the Company on October 6, 2003 as Chief Executive Officer and President and became a Director on that date. Mr. Thomas’ beneficial share ownership is comprised of 28,797 shares of Common Stock held by Mr. Thomas.

(18)	Timothy J. White has served as a Director since September 2003 and is a nominee for Director.

(19)	Michael F. Biehl is the Chief Financial Officer, Chief Accounting Officer and Treasurer of the Company.

(20)	Charles R. Lovett is Vice President-Manufacturing of the Company.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2003 about the Common Stock that may be issued upon the exercise of options, warrants and rights granted under the Company’s existing equity compensation plans.

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights		(b) Weighted-average exercise price of outstanding options, warrants and rights		(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders (1)	-0-	(2)	$-0-	(2)	-0-	(2)

Equity compensation plans not approved by security holders (3)	232,498	(3)	$13.89		232,498	(3)

Total	232,498		$13.89		232,498

(1)	No equity compensation plan has been approved by security holders of the Company.

(2)	Pursuant to the Reorganization Plan and Confirmation Order, all options, warrants and rights of the Company outstanding prior to September 15, 2003 were cancelled as of September 15, 2003.

(3)	Pursuant to an Employment Agreement dated as of October 6, 2003 by and between the Company and Samuel F. Thomas (the “Employment Agreement”), the Company agreed to grant Mr. Thomas an option to purchase 203,701 shares of Common Stock at an exercise price of $13.89 per share to become exercisable in four equal annual installments commencing on October 6, 2004. These options are subject to the terms of the Company’s 2004 Stock Option and Incentive Plan, which was approved and adopted by the Board of Directors on February 12, 2004. As of December 31, 2003, no options had been granted pursuant to the Employment Agreement. Also pursuant to the Employment Agreement, the Company agreed to grant Mr. Thomas the opportunity to purchase from the Company 28,797 shares of Common Stock at a price of $13.89 per share. Mr. Thomas purchased these shares from the Company at that price on February 26, 2004.

ELECTION OF DIRECTORS

The Company’s Board of Directors consists of seven Directors with the term of office of six Directors expiring each year and the term of office of one Director expiring upon the earlier of (x) the first meeting of stockholders held for the election of Directors or (y) written consent of stockholders taken for the election of Directors, in each case held or taken after September 15, 2005. The Board of Directors has nominated Messrs. William T. Allen, Oliver C. Ewald, Michael P. Harmon, Stephen A. Kaplan, Samuel F. Thomas and Timothy J. White to stand for re-election as Directors at the Annual Meeting.

Unless otherwise directed, the persons named in the accompanying proxy will vote for the election of Messrs. William T. Allen, Oliver C. Ewald, Michael P. Harmon, Stephen A. Kaplan, Samuel F. Thomas and Timothy J. White as Directors of the Company for a one-year term until the Annual Meeting in 2005 and until each of their respective successors has been elected and qualified. In the event of the death or inability to act of the nominees, the proxies will be voted for the election as a Director of such other persons as required by the Investor Rights Agreement. The Board of Directors has no reason, however, to anticipate that this will occur. In no event will the accompanying proxy be voted for more than six nominees or for persons other than William T. Allen, Oliver C. Ewald, Michael P. Harmon, Stephen A. Kaplan, Samuel F. Thomas and Timothy J. White and any such substitute nominees for them.

Nominees Proposed by the Board of Directors

for Election for a One-Year Term Ending in 2005

Name	Age	Principal Occupation and History
WILLIAM T. ALLEN	47	Director
		Mr. Allen has served as a Director of the Company since September 2003. Mr. Allen has been employed, most recently as Managing Director, with the turnaround and crisis management firm, TRG, since 2001. Prior to joining TRG, Mr. Allen worked as interim CEO of Apollo Packaging, Inc., a cosmetic packaging firm and a subsidiary of Applied Tech Products, Inc. since 2000. Previously he served as CEO of a General Electric joint venture in Mexico and CEO of Precision Tool, Die, and Machine Co. Inc. in Louisville, Kentucky. Mr. Allen was also President and CEO of Aerovox de Mexico, an electrolytic and electrostatic capacitor manufacturer, and has held senior management positions with Emerson Electric Co. and Dresser Industries, Inc. Mr. Allen received a degree from Roger Williams College in Civil Engineering. Mr. Allen currently serves on the Company’s Audit Committee and Compensation Committee.

Name	Age	Principal Occupation and History

OLIVER C. EWALD	34	Director
		Mr. Ewald was appointed as a Director of the Company in February 2004. Mr. Ewald is a Principal at the Audax Group, a private investment management firm that specializes in investing in middle market companies and managing equity and debt funds for investment in companies at various stages of business growth, which he joined in 2000. Previously, Mr. Ewald worked as a Case Team Leader in Bain & Company’s LBO Group, where he advised private equity clients on strategic due diligence issues. Mr. Ewald joined Bain in 1998. Mr. Ewald also worked as a Manager in the Corporate Audit Staff at General Electric. Mr. Ewald received an M.B.A. from the Wharton School of the University of Pennsylvania and a B.S. from Cornell University. Mr. Ewald serves on the board of Thermotech.

MICHAEL P. HARMON	35	Director
		Mr. Harmon has served as a Director of the Company since September 2003. He is a Senior Vice President in the private equity group of Oaktree Capital Management, LLC (“Oaktree”), a private investment management firm that specializes in inefficient markets and alternative investments, which he joined in 1997. Previously, Mr. Harmon served as a senior consultant in the management consulting group of Price Waterhouse. Prior to that, he was an analyst in the distressed credits group at Society Corporation. Mr. Harmon holds a B.A. degree in Economics from McGill University, and an M.B.A. from Harvard Business School. Mr. Harmon serves on the boards of APW and Classic Communications. He currently serves on the Company’s Executive Committee, Audit Committee and Compensation Committee.

STEPHEN A. KAPLAN	45	Director
		Mr. Kaplan has served as a Director of the Company since September 2003. He is a founding principal of Oaktree and the co-head of Oaktree’s private equity group. He joined Oaktree in 1995, having previously served as a Managing Director at Trust Company of the West (“TCW”). Prior to joining TCW in 1993, Mr. Kaplan was a partner with the law firm of Gibson, Dunn & Crutcher where he was responsible for that firm’s East Coast bankruptcy and workout practice. Mr. Kaplan is a graduate of the State University of New York at Stony Brook and holds a J.D. from the New York University School of Law. Mr. Kaplan serves on the boards of Cherokee International, Classic Communications, General Maritime, Regal Entertainment and Stratagene.

Name	Age	Principal Occupation and History

SAMUEL F. THOMAS	52	Chief Executive Officer, President and Director
		Mr. Thomas has been Chief Executive Officer, President and a Director of the Company since October 2003. Prior to joining the Company, Mr. Thomas was Executive Vice President of Global Consumables at ESAB Holdings Ltd. (“ESAB”), a manufacturer of consumables and equipment for welding and cutting processes and applications, headquartered in London, United Kingdom. In addition to his most recent position at ESAB, Mr. Thomas was responsible for several other divisions within ESAB at various times during his employment. Prior to joining ESAB in February 1999, Mr. Thomas was Vice President of Friction Products for Federal Mogul, Inc. Mr. Thomas completed the Advanced Management Program at INSEAD in Fontainebleau, France and also holds a BSME degree from the Rensselaer Polytechnic Institute.

TIMOTHY J. WHITE	43	Director
		Mr. White has served as a Director of the Company since September 2003. He has been a Managing Director at the Audax Group in the Private Equity Fund, since 2000. Prior to joining the Audax Group, Mr. White was a Principal with DLJ Merchant Banking Partners, which he joined in 1998. Mr. White also served as an Associate Counsel in the Office of the Independent Counsel in the United States Department of Justice and, prior to that, was an attorney with Davis Polk & Wardwell. Mr. White received his J.D. from Columbia University School of Law, an M. Phil. from Cambridge University and a B.A. from Brown University. Mr. White currently serves on the Company’s Executive Committee, Audit Committee and Compensation Committee.

Directors Continuing in Office

ARTHUR S. HOLMES	63	Director
		Mr. Holmes has served as a Director of the Company since its formation in June 1992. Mr. Holmes was Chairman and Chief Executive Officer of the Company from its formation until he retired as Chairman and Chief Executive Officer in 2003. Mr. Holmes also served as the Company’s President from June 1992 to December 1993 and from July 2002 to September 2003. Prior to the formation of the Company, Mr. Holmes provided management services to the operating companies in which he was co-owner and which became Chart operating units. Mr. Holmes holds a B.S. and an M.S. in Chemical Engineering from the Pennsylvania State University and an M.B.A from Northeastern University. Mr. Holmes’ term as Director expires upon the first stockholders meeting or consent to elect Directors after September 15, 2005, pursuant to the Confirmation Order.

Board of Directors and Committees

The Board of Directors has three standing Board committees: the Executive Committee, the Audit Committee and the Compensation Committee, the members of each of which are indicated below. Prior to the Consummation Date, the Board of Directors did not have an Executive Committee and had a Strategic Planning Committee, and the Compensation Committee had a subcommittee. During the last fiscal year, the Board of Directors met 20 times prior to the Consummation Date and two times after the Consummation Date.

The Audit Committee assists the Board of Directors in overseeing the quality and integrity of the Company’s financial statements, the audit and review of its financial statements, its compliance with legal and regulatory requirements and the independence and performance of its independent auditors. The Audit Committee also recommends to the Board of Directors the appointment of the independent auditors. The specific functions and responsibilities of the Audit Committee are set forth in the Audit Committee Charter, a copy of which is attached to this Proxy Statement as Appendix A. During the last fiscal year, the Audit Committee met six times prior to the Consummation Date and did not meet formally after the Consummation Date. The members of the Audit Committee are William T. Allen, Michael P. Harmon and Timothy J. White. None of the members of the Audit Committee is independent under the listing standards of the NASDAQ Stock Market. The Board of Directors has determined that William T. Allen is an audit committee financial expert.

The Executive Committee is authorized to exercise all the power and authority of the Board of Directors in the interim periods between meetings of the Board of Directors. The Executive Committee did not meet formally during the last fiscal year. The members of the Executive Committee are Michael P. Harmon and Timothy J. White.

The Compensation Committee is responsible for the determination of compensation payable to the executive officers and other senior managers of the Company, producing an annual report on executive compensation for inclusion in the Company’s proxy statement, and the administration of the Company’s stock option plans and its employee benefit and executive compensation plans and arrangements. During the last fiscal year, the Compensation Committee and its former subcommittee met three times prior to the Consummation Date and the Compensation Committee did not meet formally after the Consummation Date. The members of the Compensation Committee are Messrs. William T. Allen, Michael P. Harmon and Timothy J. White.

Each non-employee Director receives a retainer fee of $3,750 per calendar quarter and $2,500 for each Board of Directors meeting attended, along with reimbursement of out-of-pocket expenses incurred in connection with attending such meetings. Non-employee Directors also receive $750 per telephonic Board of Directors meeting. For services as a member of the Compensation Committee or Audit Committee of the Board of Directors, each non-employee Director receives a retainer fee of $1,250 per calendar quarter for each such committee on which the Director serves. In addition, each non-employee Director receives $500 for any meeting of a committee of the Board of Directors. Samuel F. Thomas receives no compensation for serving as a Director.

The Company does not have a standing Nominating Committee. Approximately 79.8% of the outstanding shares of Common Stock of the Company are held by stockholders who are party to the Investor Rights Agreement. This agreement provides, among other things, for the designation of nominees for Director and the voting by the members of the Investor Rights Group in favor of such nominees. The Board of Directors believes that, given the significant portion of the Company’s outstanding shares subject to the Investor Rights Agreement and provisions of the Investor Rights Agreement with respect to the designation of nominees for Director and the irrevocable proxies given by members of the Investor Rights Group to enforce the provisions of the Investor Rights Agreement, it is appropriate that the Company not have a standing Nominating Committee. Likewise, no Director participates in the consideration of Director nominees as a Director and the Board of Directors has no policy with regard to the consideration of any Director candidates recommended by security holders. The Board of Directors is of the view that no such policy is needed because of the provisions of the Investor Rights Agreement. Pursuant to the Investor Rights Agreement, each of the nominees for Director has been recommended by members of the Investor Rights Group. See, “Change in Control of the Company During 2003.”

Communications with the Board

In order to provide the Company’s equity holders a direct and open line of communication to the Board of Directors, the Company has adopted the following procedures for communications with the Board.

Holders of the Company’s equity securities may communicate with the Executive Committee, Audit Committee or Compensation Committee or with the Directors as a group or any individual Director by sending an email to mark.ludwig@chart-ind.com. The email should specify which of the foregoing is the intended recipient.

All communications received in accordance with these procedures will be reviewed initially by Chart’s Secretary, who will relay all such communications to the appropriate Director or Directors unless he or she determines that such communication:

•	Does not relate to the business or affairs of the Company or the functioning or composition of the Board of Directors or any of its committees; or

•	Relates to routine or insignificant matters that do not warrant the attention of the Board of Directors or its committees.

Director Attendance at Annual Meetings

The policy of the Board of Directors is that all Directors should attend annual meetings of stockholders. Due to the Company’s filing for reorganization relief under Chapter 11 of Title 11 of the United States Code and subsequent emergence from bankruptcy under the Reorganization Plan and Confirmation Order (See, “Change in Control of the Company During 2003.”), no annual meeting of stockholders was held in 2003.

AUDIT COMMITTEE AND RELATED MATTERS

Report of the Audit Committee

The Audit Committee (the “Committee”) oversees the Company’s financial reporting process on behalf of the Board of Directors. The Committee’s activities are governed by a written charter adopted by the Board of Directors, a copy of which is attached to this Proxy Statement as Appendix A.

Management has the primary responsibility for the Company’s financial statements and the reporting process, including the system of internal controls. The Company’s independent auditors audit the annual financial statements prepared by management and express an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States. The Committee monitors these processes.

In this context, the Committee met and held discussions with management and the independent auditors. Management represented to the Committee that the Company’s financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Committee reviewed and discussed the audited financial statements with management and the independent auditors, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of specific judgments and the clarity of disclosures in the financial statements. The Committee also discussed with the independent auditors such other matters as are required to be discussed with the Committee under generally accepted auditing standards.

In addition, the independent auditors provided to the Committee the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees), related to the auditors’ independence. The Committee discussed with the independent auditors the auditors’ independence from the Company and its management and considered the compatibility of any non-audit services with the auditors’ independence.

Members of the Committee discussed with the Company’s senior financial management and independent auditors the overall scope and plans for the audit. The Committee also met with the independent auditors, with and without management present, to discuss the results of the examinations, their evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting. In addition, the Committee considered other areas of its oversight relating to the financial reporting process that it determined appropriate.

Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

WILLIAM T. ALLEN

MICHAEL P. HARMON

TIMOTHY J. WHITE

Independent Auditors

Ernst & Young LLP has served as independent auditors of the Company and has audited its financial statements since the Company’s formation in 1992. The Audit Committee has not yet taken action to recommend to the Board of Directors independent auditors to audit the financial statements of the Company for the fiscal year ending December 31, 2004 as it is evaluating the recommendation of independent auditors for 2004 and will make such recommendation prior to the end of 2004.

All auditing and permissible non-audit services provided by the Company’s independent auditor are pre-approved by the Audit Committee in accordance with the Audit Committee Charter, which is attached to this Proxy Statement as Appendix A. Fees for services rendered by Ernst & Young LLP, the Company’s independent auditors, for each of the last two fiscal years were:

Year	Audit Fees	Audit Related Fees (1)	Tax Fees (2)	All Other Fees (3)
2003	$509,700	$170,500	$146,500	$285,800
2002	$576,900	$117,100	$662,300	$1,712,000

(1)	The nature of the services comprising “audit related fees” includes accounting and auditing general services (primarily related to the Chapter 11 filing, subsequent emergence and fresh start accounting), pension audits and Sarbanes-Oxley consultation.
(2)	The nature of the services comprising “tax fees” includes debt restructuring planning, general consulting, tax audit engagement management and review of income tax returns.
(3)	The nature of the services comprising “all other fees” includes consultation in connection with corporate finance projects of the Company.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

The Audit Committee has adopted a policy that requires advance approval of all audit and non-audit services provided by the Company’s independent auditor prior to the engagement of the independent auditor with respect to such services.

None of the services described above was approved by the Audit Committee under the de minimus exception to pre-approval provided in Commission rules.

EXECUTIVE COMPENSATION

The following table shows compensation received by the Company’s Chief Executive Officer and all other executive officers and other persons required to be included in the table for the fiscal year ended December 31, 2003 as well as their compensation for each of the fiscal years ended December 31, 2002 and 2001. No stock option grants were made to any executive officer in 2003 and no executive officers exercised any stock options in 2003 or held any stock options on December 31, 2003.

Summary Compensation Table

		Annual Compensation						Long-Term Compensation Awards
Name and Principal Position	Year	Salary		Bonus			Other Annual Compensation(1)	Number of Securities Underlying Options		All Other Compensation
Samuel F. Thomas(2) Chief Executive Officer and President	2003		$92,307		$94,338		—	—			—

Michael F. Biehl(3) Chief Financial Officer and Treasurer	2003 2002 2001	$ $ $	200,000 192,462 82,577	$	— 60,000	(4) (6)	— — —	— — 50,000	(7)	$ $	14,077 13,522 —	(5) (5)

Charles R. Lovett(8) Vice President—Manufacturing	2003 2002	$ $	165,000 143,138		—	(4)	— —	— 29,000	(7)	$ $	4,950 4,743	(5) (5)

William T. Allen(9) Chief Executive Officer and President	2003		—		—		—	—			—

Arthur S. Holmes(10) Chairman and Chief Executive Officer	2003 2002 2001	$ $ $	323,077 350,000 350,000		— — —		— — —	— — —		$ $ $	1,317,322 19,279 16,782	(11)(5) (5) (5)

(1)	No person listed in the table received personal benefits or perquisites in excess of the lesser of $50,000 or 10% of his aggregate salary and bonus.

(2)	Mr. Thomas became Chief Executive Officer on October 6, 2003.

(3)	Mr. Biehl joined the Company on July 25, 2001 as its Chief Financial Officer and Treasurer.

(4)	Each of Mr. Biehl and Mr. Lovett is a party to a retention agreement with the Company. These retention agreements provided for the payment of an incentive bonus if the respective employee remained employed with the Company through February 29, 2004. Pursuant to their respective agreements, Mr. Biehl was paid an incentive bonus in the amount of $66,667 and Mr. Lovett was paid an incentive bonus in the amount of $55,000. These payments were made in March 2004. See, “Certain Agreements.”

(5)	Represents amounts contributed by the Company to the listed person’s personal account under the Chart Industries, Inc. 401(k) Investment and Savings Plan.

(6)	Mr. Biehl was awarded a cash signing bonus of $20,000 and a guaranteed year-end cash bonus of $40,000 for 2001.

(7)	These options were granted pursuant to the Company’s 1997 Stock Option and Incentive Plan. These options were cancelled pursuant to the Reorganization Plan and Confirmation Order.

(8)	Mr. Lovett was promoted to Vice President-Manufacturing on October 1, 2002. Pursuant to Commission rules, the table shows compensation received by Mr. Lovett for the full fiscal year ended December 31, 2002.

(9)	Mr. Allen joined the Company on May 22, 2003 as its Chief Restructuring Officer. Mr. Allen became the Company’s Chief Executive Officer on September 15, 2003 and served as Chief Executive Officer until October 6, 2003 when Mr. Thomas was elected Chief Executive Officer. Mr. Allen resigned as the Company’s Chief Restructuring Officer on December 1, 2003. Mr. Allen did not receive any compensation directly for his services as Chief Restructuring Officer or Chief Executive Officer, although TRG, of which he is a Managing Director, was compensated by the Company. See, “Certain Relationships and Related Transactions.”

(10)	Mr. Holmes retired as Chairman and Chief Executive Officer in 2003.

(11)	In December 2003, Mr. Holmes entered into an agreement of separation, release and non-competition with the Company. Pursuant to that agreement, Mr. Holmes received severance payments in the amount of $784,141 and consideration in the amount of $514,000 for covenants of non-competition, non-solicitation and confidentiality and certain services. See, “Certain Agreements.” The remaining amount is attributable as set forth in footnote (5) above.

Certain Agreements

Effective October 6, 2003, Samuel F. Thomas entered into an employment agreement with the Company, pursuant to which Mr. Thomas is employed as President and Chief Executive Officer of the Company. The agreement, which renews annually unless notice of nonrenewal is given, provides for an annual base salary of not less than $400,000 per year and for Mr. Thomas’ participation in incentive compensation and option programs and other customary employee benefits. The agreement also provides for the grant of options to purchase 203,701 shares of Common Stock, at an exercise price of $13.89 per share, that become exercisable in four equal annual installments. This grant was made to Mr. Thomas on March 19, 2004. Additionally, the agreement provides Mr. Thomas the opportunity to purchase directly from the Company 28,797 shares of Common Stock subject to restrictions on transfer at a price of $13.89 per share in accordance with the mutually agreeable terms and conditions set forth in a definitive stock purchase agreement. This stock purchase was completed on February 26, 2004. The agreement also provides for severance benefits if Mr. Thomas is discharged without cause including certain failures to renew his agreement. If Mr. Thomas is so discharged, the agreement entitles Mr. Thomas to (i) a severance payment equal to the amount of his incremental base salary at the rate then in effect through the date of his discharge, to the extent not previously paid, (ii) a severance payment equal to the amount of his annual base salary at the rate then in effect, which shall be paid in 12 equal monthly installments commencing 30 calendar days after his date of discharge, and (iii) receive any benefits he would have received under the incentive compensation and option programs which have accrued up to and including the date of his discharge. Mr. Thomas’ agreement also contains certain customary confidentiality provisions and non-competition and non-solicitation provisions that are operative during Mr. Thomas’ employment with the Company and for one year after termination of employment.

In December 2003, Arthur S. Holmes entered into an agreement of separation, release and non-competition with the Company pursuant to which Mr. Holmes retired under circumstances entitling him to severance from his position as Chairman and Chief Executive Officer of the Company effective September 15, 2003, and resigned from his employment with the Company effective November 28, 2003. The agreement provides for lump sum payments of (i) $784,141, less applicable payroll taxes and withholdings, and (ii) $514,000 as consideration paid for the continuation of covenants regarding non-competition, non-solicitation and confidentiality and for his agreement to make himself available for assistance reasonably required by the Company through March 15, 2004. Additionally, the agreement provides for the payment of Mr. Holmes’ reasonable professional fees and expenses in connection with the agreement, in an aggregate amount not to exceed $50,000, provision of Directors & Officer Liability Insurance, use of office equipment through January 30, 2006 and use (at Mr. Holmes’ expense) of an automobile leased by the Company through January 30, 2006. The agreement also provides for continued health, dental, vision, and group life insurance benefits until January 30, 2006. The agreement also affirms customary non-competition, non-solicitation and confidentiality obligations of Mr. Holmes included in his employment agreement and provided for a customary release by Mr. Holmes of claims he may have against the Company.

In October 2002, Michael F. Biehl entered into an employment agreement in connection with his employment with the Company as Chief Financial Officer and Treasurer, which superseded his prior employment agreement. Mr. Biehl’s existing employment agreement, which automatically extends on each anniversary of its execution date unless terminated in writing 60 days prior to such anniversary, provides for an annual base salary of at least $200,000 per year (subject to annual review and discretionary increase) and for Mr. Biehl’s participation in incentive compensation and option programs and other customary employee benefits established by the Company for its corporate officers. The agreement also provides for severance benefits if Mr. Biehl is discharged without cause. If Mr. Biehl is discharged without cause, the agreement entitles Mr. Biehl to (i) a severance payment, to be paid within 30 days from the termination date, equal to one year’s base salary and (ii) continued participation in medical, dental and vision benefits for one year, to the extent and level of participation immediately prior to termination. In addition, if Mr. Biehl’s employment is terminated without cause (x) within six months after a change in control of the Company, or (y) after or immediately before the Company enters into a definitive agreement with a third party resulting in a change in control, Mr. Biehl will be entitled to continued payment of his then current base salary and continued participation in medical, dental and vision benefits to the extent and level of participation immediately prior to termination until the second anniversary of such termination.

In connection with the Company’s 2003 financial restructuring, the Company provided to certain of the Companies’ key executives and employees selected by the Company’s Compensation Committee an enhanced severance benefit plan (the “ESBP”) and retention bonus incentive plan (the “Retention Plan”). Participants in the ESBP will receive benefits thereunder (including continuation of base salary, health and welfare benefits for a specified period of months, and payment of any determined and declared, but unpaid cash bonus) if they are terminated without cause before June 30, 2004. Mr. Biehl participates in the Retention Plan and Mr. Lovett participates in the ESBP and the Retention Plan. Participants in the Retention Plan were eligible for a bonus if they remained employed by the Company through February 29, 2004, or if they were terminated without cause before February 29, 2004. Participants in both the Retention Plan and the Company’s management incentive compensation program (the “MIC”) would only receive payments under the program providing the greater payment. Any participant in the ESBP who is also party to an individual employment agreement will be entitled to severance benefits under either (but not both) the individual agreement and the ESBP.

In February 2003, Charles R. Lovett entered into a severance agreement with the Company under the ESBP. The agreement provides for severance benefits if Mr. Lovett’s employment is terminated without cause before June 30, 2004. Under the agreement, if his employment is terminated without cause, he is entitled to continued payment of his base salary for a period of twelve months from the termination date at the higher of (i) the rate in effect immediately before the date their employment is terminated, or (ii) the rate in effect on February 6, 2003. In addition, this agreement entitles him to continued participation in the Company’s medical, dental and vision insurance for the twelve months following the date his employment is terminated, in the event the Company terminates his employment without cause.

In February 2003, Michael F. Biehl and Charles R. Lovett each entered into a retention agreement with the Company under the Retention Plan. These agreements provided for incentive benefits of at least $66,667 for Mr. Biehl and $55,000 for Mr. Lovett, provided each remained employed by the Company through February 29, 2004, with payments being made by March 31, 2004. Neither Mr. Biehl nor Mr. Lovett was entitled to earn incentives under both his retention agreement and the MIC. Each of their retention agreements provide that if their respective employment was terminated involuntarily without cause before February 29, 2004, the terminated employee is entitled to receive his incentive benefits. Both Messrs. Biehl and Lovett were paid their retention incentives in March 2004 under the Retention Plan.

Compensation Committee Report on Executive Compensation

General

The following report of the Compensation Committee describes the philosophy, objectives and components of the Company’s executive officer compensation programs for 2003 and discusses the determinations concerning the compensation for the individuals serving as Chief Executive Officer during 2003.

The Compensation Committee is responsible for the determination of compensation payable to the executive officers and other senior managers of the Company. The Compensation Committee makes certain grants, awards, certifications and other administrative arrangements regarding selected compensation decisions for the executive officers. The current members of the Compensation Committee are Messrs. Allen, Harmon and White.

Compensation Philosophy

In reviewing and overseeing the Company’s compensation programs for the executive officers, the Compensation Committee adheres to a compensation philosophy of providing executive compensation programs that: (i) attract and retain key executives crucial to the long-term creation of stockholder value; (ii) relate to the achievement of operational and strategic objectives; and (iii) are commensurate with each executive’s performance, experience and responsibilities. In making its determinations concerning adjustments to salaries, incentive compensation and awards under other compensation plans, the Committee considers the financial and operational performance of the Company during the prior year, the

Company’s success in achieving strategic objectives, the current market conditions affecting the Company’s business, the general business environment and its assessment of the contributions of the individual executive to the Company’s performance and achievement of its strategic objectives. The Committee’s overall executive officer compensation philosophy emphasizes performance-based compensation, with incentive compensation awards and the vesting of a portion of stock option grants based on achievement of financial and operating targets.

Compensation Program

As a means of implementing this compensation philosophy, the Company’s compensation program for executive officers consists of the following primary elements: base salary; participation in the Company’s discretionary incentive program; and participation in the Company’s stock option plan. These particular elements are explained further below.

Base Salary—The Compensation Committee determines base salaries by evaluating each executive officer’s experience and responsibilities, the executive’s individual past performance and the executive’s expected future contributions, as well as the competitive environment for executive talent and the financial condition and operational performance of the Company. Based on a review of executive officer compensation reported in publicly filed documents of the companies comprising the peer group index for performance graph purposes (“Peer Group”), the Committee believes that the salary levels for the Company’s executive officers are typically in the range of average salary levels of this group.

Discretionary Incentive Program—The Company has historically maintained its Management Incentive Compensation Program (the “MIC”) for key employees of the Company and its operating units. The Compensation Committee of the Board of Directors generally determines the awards under the MIC for key employees of the Company and its operating units, as well as the awards for the executive officers. Awards under the MIC historically have been based largely upon targeted corporate and operating unit earnings goals. The Compensation Committee approved a MIC plan for 2003, but because of the Company’s financial restructuring and financial performance during 2003, no executive officers of the Company received a payout under the MIC for 2003.

In connection with the Company’s 2003 financial restructuring, in February 2003 the Compensation Committee determined that it was necessary to adopt the Retention Plan in order to ensure the continuity of management during a period of financial uncertainty for the Company. Participants in the Retention Plan were eligible for a bonus if they remained employed by the Company through February 29, 2004, or if they were terminated without cause before February 29, 2004. Participants in both the Retention Plan and the MIC would only receive payments under the program providing the greater payment. Pursuant to the Retention Plan, the Committee approved retention agreements with each of Michael F. Biehl and Charles R. Lovett. These agreements provided for incentive benefits of at least $66,667 for Mr. Biehl and $55,000 for Mr. Lovett, provided each remained employed by the Company through February 29, 2004. Both Messrs. Biehl and Lovett remained employed by the Company on February 29, 2004 and were paid their retention incentives in March 2004 under the Retention Plan.

Stock Option Awards—During 2003, the Company did not grant employee stock options under any stock option plans. On September 15, 2003 as part of the Reorganization Plan, all of the Company’s employee stock options were cancelled, and no new employee stock options were issued as of December 31, 2003. In February 2004, the Board of Directors adopted the Company’s 2004 Stock Option and Incentive Plan (the “2004 Plan”) in order to provide long-term incentives to its key employees, including executive officers. Under the 2004 Plan, 494,703 shares of Common Stock are authorized for issuance. The Compensation Committee and the Board of Directors approved grants of stock options for the issuance of 435,000 shares of Common Stock, in the aggregate, under the 2004 Plan, effective March 19, 2004, with the balance of the shares under the 2004 Plan remaining available for future option grants.

The Company relies upon long-term incentives through stock option grants as an integral part of its executive officer compensation program. The Compensation Committee believes that stock option grants are instrumental in promoting the alignment of long-term interests between the Company’s executive officers and stockholders because the executives realize gains as the stock price increases. The options awarded to executive officers and other employees, other than the Chief Executive Officer, vest in part based on the employee’s continued service over a period of four years and in part based on the Company’s realization of financial targets on an annual basis over a period of four years. The Compensation Committee believes that stock options awarded under these vesting conditions help to ensure the continued service of executive officers and align more closely executive performance and stockholder value, providing executives with short-term incentives to achieve earnings growth and long-term incentives to attain higher market prices for the Common Stock.

2003 Compensation for Individuals Serving as Chief Executive Officer

The Compensation Committee determines the base salary of the Company’s Chief Executive Officer, by evaluating his experience and responsibilities, day-to-day workload, individual past performance and expected future contributions to the Company, as well as the financial condition and operational performance of the Company and publicly available information about the compensation of the chief executive officers of similarly situated companies. Arthur S. Holmes served as the Company’s Chief Executive Officer from January 1, 2003 to September 15, 2003. Mr. Holmes’ base salary for 2003 was $350,000, which was unchanged from that in 2002. The Compensation Committee did not award Mr. Holmes a bonus for 2003 under the MIC. The Compensation Committee determined not to award Mr. Holmes any additional stock options in 2003.

In connection with the Company’s emergence from bankruptcy, Mr. Holmes ceased to be the Company’s Chief Executive Officer pursuant to the terms of the Reorganization Plan and Confirmation Order. As a result, Mr. Holmes became entitled to severance benefits, upon his resignation, under the terms of his preexisting employment agreement with the Company. In order to clarify certain matters related to Mr. Holmes’ separation of employment and obtain a customary release from Mr. Holmes, the Company negotiated a separation agreement with Mr. Holmes, which provided for payments consistent with Mr. Holmes’ rights under his preexisting employment agreement and certain other benefits in exchange for Mr. Holmes’ release and certain services. Members of the Compensation Committee considered the separation agreement to be in the best interests of the Company and approved it.

William T. Allen served as the Company’s interim Chief Executive Officer from September 15, 2003 to October 6, 2003 and as Chief Restructuring Officer from May 22, 2003 to December 1, 2003. Pursuant to that certain engagement letter dated May 20, 2003 as extended by that certain engagement letter dated November 11, 2003 (the “TRG Agreement”), the Company engaged TRG, a turnaround and crisis management firm, for the purpose of providing the services of Mr. Allen to serve as the Company’s interim Chief Executive Officer and Chief Restructuring Officer, among other things. All remuneration paid to Mr. Allen during this period for his services as the Company’s interim Chief Executive Officer and Chief Restructuring Officer was paid directly to Mr. Allen by TRG, Mr. Allen’s employer. See “Certain Relationships and Related Transactions.”

In order to attract a new and qualified Chief Executive Officer, the Compensation Committee approved an employment agreement with Samuel F. Thomas. Pursuant to this agreement, Mr. Thomas began serving as the Company’s Chief Executive Officer on October 6, 2003. Mr. Thomas’ base salary for 2003 was $400,000. Based on a review of chief executive officer compensation reported in publicly filed documents of the Peer Group, the Committee believes that the Mr. Thomas’ base salary compensation is comparable to that of the majority of those persons serving as chief executive officer of the companies comprising this group.

Mr. Thomas’ employment agreement also provides for the grant of options to Mr. Thomas to purchase 203,701 shares of Common Stock, at an exercise price of $13.89 per share, and the right to purchase directly from the Company 28,791 shares of Common Stock, at a price of $13.89 per share. The options were granted on March 19, 2004 and provide for vesting in equal annual installments over a four year period. The Compensation Committee determined that this vesting schedule and the other terms of the employment agreement were necessary to attract a new and qualified Chief Executive Officer promptly to move forward with the Company’s operational development following its emergence from bankruptcy. The Compensation Committee determined the price per share of Mr. Thomas’ stock options and purchase rights based on the reorganization value of the Company, as determined by an outside firm’s independent valuation, in the Company’s Chapter 11 proceedings.

Because the Company’s 2003 MIC was unlikely to provide any incentive payouts based on the Company’s bankruptcy restructuring during 2003, members of the Compensation Committee authorized a 2003 Fourth-Quarter Incentive Compensation Plan (the “Fourth Quarter Incentive Plan”) in October 2003 to provide incentive compensation to executive officers who were not eligible to receive incentive compensation under the Retention Plan during the fourth quarter of fiscal year 2003. The Compensation Committee believes that the Fourth Quarter Incentive Plan represented a targeted short-term incentive opportunity that was aligned with the Company’s fourth quarter performance. Pursuant to the plan, Mr. Thomas received incentive compensation in the amount of $94,338 based upon the Company’s realization of certain financial targets in the fourth quarter of fiscal year 2003. The Company’s other executive officers were not eligible to participate in the Fourth Quarter Incentive Plan because of their participation in the Retention Plan.

COMPENSATION COMMITTEE

WILLIAM T. ALLEN

MICHAEL P. HARMON

TIMOTHY J. WHITE

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

William T. Allen, who currently serves on the Compensation Committee, was appointed as the Chief Restructuring Officer of the Company on May 22, 2003. Under the Reorganization Plan and Confirmation Order, on the Consummation Date Mr. Allen assumed the position of interim Chief Executive Officer of the Company and was appointed as a Director. Mr. Allen’s term as interim Chief Executive Officer ended on October 6, 2003 when the Company appointed Samuel F. Thomas as Chief Executive Officer of the Company. Mr. Allen continued to serve as the Company’s Chief Restructuring Officer until he resigned from such office on December 1, 2003. Mr. Allen served as the Company’s Chief Restructuring Officer and interim Chief Executive Officer pursuant to the TRG Agreement. Mr. Allen is currently a Managing Director of TRG and was so during the term of the TRG Agreement. Pursuant to the TRG Agreement, the Company made payments to TRG for services performed during 2003 totaling $1,055,920 for Mr. Allen’s services as the Company’s Chief Restructuring Officer and interim Chief Executive Officer and the services of additional TRG staff to support Mr. Allen as required. See, “Certain Relationships and Related Transactions.”

Michael P. Harmon, who currently serves on the Compensation Committee, is a Senior Vice President of Oaktree, an affiliate of OCM Fund. During 2003, OCM Fund received Common Stock in satisfaction of its claim under the Old Chart Senior Credit Facilities in connection with the consummation of the Reorganization Plan. As a result, OCM Fund is the direct beneficial owner of 1,820,909 shares of Common Stock. In addition, the Company made payments during 2003 to the Senior Lenders totaling $1,128,640 for the repayment of debt under the Old Chart Senior Credit Facilities and $10,250,000 under the Company’s new senior term loan. Of each of these amounts, OCM Fund received an amount proportionate to its relative debt holdings.

Timothy J. White, who currently serves on the Compensation Committee, is a Managing Director at the Audax Group, an affiliate of Audax Chart. During 2003, Audax Group received Common Stock in satisfaction of its claim under the Old Chart Senior Credit Facilities in connection with the consummation of the Reorganization Plan. Consequently, Audax Chart is the direct owner of 896,874 shares of Common Stock. In addition, the Company made payments during 2003 to the Senior Lenders totaling $1,128,640 for the repayment of debt under the Old Chart Senior Credit Facilities and $10,250,000 under the Company’s new senior term loan. Of each of these amounts, Audax Chart received an amount proportionate to its relative debt holdings.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain beneficial owners of five percent or more of the Common Stock of the Company are also Senior Lenders of the Company. These Senior Lenders also were senior lenders under the Old Chart Senior Credit Facilities. Old Chart’s failure to comply with certain financial covenants and other events caused it to be in default under the Old Chart Senior Credit Facilities as of December 31, 2002 and during the first half of 2003. Old Chart and the Senior Lenders amended the Old Chart Senior Credit Facilities as of April 2, 2003, to defer certain debt payments and to provide for a waiver of existing defaults through April 30, 2003. The April 2, 2003 amendment also provided that the waiver of defaults and deferral of debt payments would be extended until June 30, 2003, if Old Chart and the Senior Lenders agreed upon a restructuring plan reflected in a term sheet satisfactory to the Senior Lenders by April 30, 2003. Old Chart and the Senior Lenders further amended the Old Chart Senior Credit Facilities as of April 30, 2003 to extend the waiver of defaults obtained on April 2, 2003 through June 30 2003 and to defer interest and principal payments to June 30, 2003. Old Chart and the Senior Lenders further amended the Old Chart Senior Credit Facilities as of June 30, 2003 to extend the waiver of defaults obtained on April 30, 2003 through July 15, 2003 and to defer interest and principal payments to July 15, 2003.

On April 30, 2003, Old Chart and certain of the Senior Lenders entered into lockup agreements (the “Lockup Agreements”), pursuant to which certain Senior Lenders agreed to vote in favor of the Reorganization Plan, subject to the conditions set forth therein, and consistent with the terms of a term sheet which set forth the principal terms of the Reorganization Plan and related matters concerning the Company’s bankruptcy reorganization. The Senior Lenders party to the Lockup Agreements agreed for a limited time period, and subject to the conditions set forth therein, not to accelerate any indebtedness under the Old Chart Senior Credit Facilities or pursue any rights or remedies under such agreements or otherwise.

After Old Chart’s July 8, 2003 voluntary petition for reorganization relief under the Bankruptcy Code, Old Chart entered into a $40.0 million debtor-in-possession credit facility (the “DIP Facility”) with OCM Fund, Audax Chart, General Electric Capital Corporation, JPMorgan Chase Bank, and CMSI, as lenders. The DIP Facility provided a revolving credit line of $40.0 million, of which $30.0 million could also be used for the issuance of letters of credit. On August 13, 2003 the Bankruptcy Court entered a final order approving the DIP Facility. Old Chart issued certain letters of credit but did not borrow any funds under the DIP Facility, which matured on the Consummation Date.

On the Consummation Date, pursuant to the Reorganization Plan, Old Chart’s senior debt of $255.7 million and related interest and fees of $1.9 million were converted into a $120.0 million secured term loan, with the balance of the existing senior debt being cancelled in return for an initial 95 percent equity ownership position in the Company, and Old Chart’s $40.0 million secured DIP Facility was amended and restated as a $40.0 million post-

bankruptcy secured revolving credit facility. The new term loan and revolving credit facilities are referred to herein as the “Senior Credit Facilities.” The lenders under the term loan portion of the Senior Credit Facilities upon emergence from bankruptcy were the same as the Senior Lenders under the Old Chart Senior Credit Facilities immediately prior to emergence and the lenders under the revolving credit portion of the Senior Credit Facilities are the same as the lenders under the DIP Facility.

Pursuant to the Senior Credit Facilities and ancillary documents entered into by the Company on the Consummation Date, the Company granted a security interest in substantially all of the assets of the Company to the agent bank as representative of the Senior Lenders. The Senior Credit Facilities and ancillary documents provide the term loan of $120.0 million with final maturity in 2009 and the revolving credit line of $40.0 million that expires on September 15, 2008, of which $30.0 million may be used for the issuance of letters of credit. The Company is also required to pay a commitment fee of 0.375 percent per annum on the unused amount of the revolving credit line of the Senior Credit Facilities. The Senior Credit Facilities also provide for the payment of other customary fees to the lenders and JPMorgan Chase Bank, as agent bank.

As discussed above, certain of the Company’s Senior Lenders are party to the Investor Rights Agreement. (See, “Change in Control During 2003,” and “Stock Ownership of Principal Holders and Management,” each of which is incorporated herein by reference.) Pursuant to the Investor Rights Agreement, the Company will pay, and hold each of OCM Fund and Audax Chart and their affiliates and respective directors, officers and employees harmless against liability for the payment of, the reasonable expenses, legal fees and other out-of-pocket costs incurred after September 15, 2003 by or on behalf of OCM Fund or Audax Chart or any of their affiliates in connection with (i) any Company related financing, strategic initiative or other growth strategy, or (ii) the rendering of any other services to the Company by OCM Fund or Audax Chart or their affiliates (including assistance with evaluating business opportunities). The Investor Rights Agreement also provides demand registration and piggyback rights to members of the Investor Rights Group.

During 2003, the Company made payments to the Senior Lenders totaling $1,128,640 for the repayment of debt under the Old Chart Senior Credit Facilities and $10,250,000 under the Company’s new senior term loan. At December 31, 2003, the Company had borrowings outstanding of $109.8 million under the term loan portion of the Senior Credit Facilities and letters of credit outstanding and bank guarantees totaling $18.0 million supported by the revolving credit line portion of the Senior Credit Facilities. The Company prepaid $183,000 under the new senior term loan in March 2004 as required in connection with the sale of the Common Stock to Samuel F. Thomas referred to above under “Certain Agreements,” repaid $228,785 under the new senior term loan at the end of March 2004 as a scheduled payment, and plans to prepay $10 million under the new senior term loan at the end of April 2004.

Under the Old Chart Senior Credit Facilities, the Company paid out-of-pocket expenses of the Senior Lenders including fees and expenses of their financial and legal advisors in connection with the restructuring of its senior debt. In addition, the Company paid expenses of JPMorgan Chase Bank, Oaktree, Audax Management and CMSI, who were members of a Senior Lender steering committee, and the committee’s respective advisors, incurred in connection with the Company’s bankruptcy.

Each of Audax Chart and OCM Fund has assigned its respective interest in the term loan portion of the Senior Credit Facilities, but remain Senior Lenders under the revolving credit line portion of the Senior Credit Facilities.

Old Chart’s reorganization provided for the establishment of an escrow fund in the amount of $1 million to be used to reimburse and pay amounts incurred by the Company’s former Directors and certain of its senior officers for which the Company had indemnification and reimbursement obligations, as well as to fund certain insurance coverage litigation, if any. Generally, the escrow funds could be applied only if the Company did not satisfy its indemnification and reimbursement obligations to such Directors and officers and the applicable amounts incurred were not covered by the Company’s insurance policies, or if insurance coverage litigation was pursued, subject to the terms and conditions of the escrow agreement. No amounts were paid out of the escrow fund for any of these purposes and, following the Consummation Date, the escrow fund (less applicable escrow agent charges) was returned to the Company’s Senior Lenders who funded it.

Subject to the consent of the lenders of the Company under the Company’s Senior Credit Facilities, the Company has retained Oaktree and Audax Management effective January 1, 2004 to provide certain management and administrative services to the Company, including assistance in strategic business planning, reviewing forecasts and budgets, recruiting management personnel and structuring and placing financing and managing relationships with financial institutions. These arrangements are set forth in a management services agreement between the Company and each of Oaktree and Audax Management. Pursuant to this agreement, the Company will pay annually (i) $190,000 to Oaktree as compensation for the services to be provided by Oaktree, and (ii) $190,000 to Audax Management in compensation for the services to be provided by Audax Management. The Company’s payment obligations under the agreement are subject to the limitations of the Company’s Senior Credit Facilities. The term of the agreement is one year, with automatic and successive one-year renewal terms.

Michael P. Harmon and Stephen A. Kaplan, who currently serve on the Board of Directors and are each a nominee for Director, are each employed by Oaktree, an affiliate of OCM Fund. Mr. Harmon is a Senior Vice President of Oaktree and Mr. Kaplan is a founding principal of Oaktree and the co-head of Oaktree’s private equity group. During 2003, OCM Fund received Common Stock in satisfaction of its claim under the Old Chart Senior Credit Facilities in connection with the consummation of the Reorganization Plan. As a result of the receipt of such Common Stock, OCM Fund is the direct owner of 1,820,909 shares of Common Stock. In addition, during 2003 the Company made payments to the Senior Lenders totaling $1,128,640 for the repayment of debt under the Old Chart Senior Credit Facilities and $10,250,000 under the Company’s new senior term loan. Of each of these amounts, OCM Fund received an amount proportionate to its relative debt holdings.

Oliver C. Ewald and Timothy J. White, who currently serve on the Board of Directors and are each a nominee for Director, are employed by Audax Group, an affiliate of Audax Chart. Mr. Ewald is a Principal at the Audax Group in the Private Equity Fund and Mr. White is a Managing Director at the Audax Group. During 2003, Audax Chart received Common Stock in satisfaction of its claim under the Old Chart Senior Credit Facilities in connection with the consummation of the Reorganization Plan. As a result of the receipt of such Common Stock, Audax Chart is the direct owner of 896,874 shares of Common Stock. In addition, during 2003 the Company made payments to the Senior Lenders totaling $1,128,640 for the repayment of debt under the Old Chart Senior Credit Facilities and $10,250,000 under the Company’s new senior term loan. Of each of these amounts, Audax Chart received an amount proportionate to its relative debt holdings.

William T. Allen, who currently serves on the Board of Directors, is a Managing Director of TRG. During 2003, the Company made payments to TRG for services performed during 2003 totaling $1,055,920 for Mr. Allen’s services as the Company’s Chief Restructuring Officer and interim Chief Executive Officer and the services of additional TRG staff to support Mr. Allen as required pursuant to the TRG Agreement. Mr. Allen was a Managing Director of TRG during the term of the TRG Agreement.

CODE OF ETHICS

On March 24, 2004, the Company adopted a Code of Ethics (the “Code”) which applies to the senior financial officers of the Company, including the Company’s Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and Controller, or persons performing similar functions. The Company has filed the Code with the Securities and Exchange Commission as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2003. Any amendments to the Code, and any waivers of its provisions with respect to the Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and Controller, or persons performing similar functions, will be posted on the Company’s website at www.chart-ind.com.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s officers and Directors and persons who own 10% or more of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Commission. Officers, Directors and 10% or greater stockholders are required by Commission regulations to furnish the Company with copies of all Forms 3, 4 and 5 they file.

Based solely on the information provided to the Company during or with respect to fiscal 2003 by persons required to file such reports, the Company believes that all of its Directors, officers and owners of 10% or more of the Common stock have complied with all applicable Section 16(a) filing requirements except as follows. As disclosed, there are a number of stockholders who may be deemed the beneficial owners of 10% or more of the Common Stock by virtue of being members of the Investor Rights Group. However, except for Audax Chart and OCM Fund, these stockholders have not filed a Form 3, although one or more of these shareholders may not be required to file reports under Section 16(a) in accordance with the Commission’s rules. In addition, Jan Van Glabbeek, a former executive officer of the Company, has not filed a Form 5 or provided certification to the Company that no Form 5 is due for fiscal year ended December 31, 2003.

PERFORMANCE GRAPH

Set forth below is a graph comparing the cumulative total stockholders’ return on the Company’s Common Stock with the cumulative total return of an index of certain peer companies selected by the Company and the S&P 500 Index for the period beginning September 30, 2003 and ending December 31, 2003. The graph assumes that the value of the investment in Chart’s Common Stock and each index was $100 on September 30, 2003 and that all dividends, if any, were reinvested. On the Consummation Date, the common stock of Old Chart was cancelled and the Common Stock of the Company was issued. Therefore, the presentation below does not include the common stock of Old Chart.

Comparison of Chart’s Common Stock,

Peer Group(1) and S&P 500

Comparison of 3 Month Cumulative Total Return

Assumes Initial Investment of $100

September 2003

	9/30/2003	10/31/2003	11/30/2003	12/31/2003

Chart Industries, Inc.	100.00	139.39	181.81	148.49

Peer Group Index	100.00	102.66	110.14	108.61

S&P 500 Index	100.00	105.66	106.59	112.18

(1)	The Company selects the peer companies that comprise the Peer Group Index solely on the basis of objective criteria. These criteria include maintaining an index composed of approximately seven or eight manufacturing companies in the highly engineered products industry that have market capitalization similar to the Company. The Peer Group members are Gardner Denver, Inc., Graham Corporation, Helix Technology Corporation, Intermagnetics General Corporation, Lufkin Industries, Inc., NATCO Group Inc., Park-Ohio Holdings Corp. and Robbins & Myers, Inc.

DATE TO SUBMIT STOCKHOLDER

PROPOSALS FOR 2005 ANNUAL MEETING

Any stockholder who wishes to submit a proposal for inclusion in the proxy materials to be distributed by the Company in connection with its Annual Meeting of Stockholders to be held in 2005 must do so no later than December 30, 2004. To be eligible for inclusion in the 2005 proxy materials of the Company, proposals must conform to the requirements set forth in Regulation 14A under the Exchange Act.

Stockholder proposals not intended to be included in the proxy materials for the 2005 Annual Meeting as well as stockholder nominations for election of Directors at the 2005 Annual Meeting must each comply with advance notice provisions set forth in the Company’s By-Laws to be properly brought before the 2005 Annual Meeting. In general, written notice of a stockholder proposal or Director nomination must be delivered to the corporate secretary at the Company’s principal place of business not less than 60 nor more than 90 days before the first anniversary of the date on which the Company first mailed its proxy materials for the prior year’s Annual Meeting.

To be considered properly brought before the 2005 Annual Meeting, written notice must be received by the Company’s corporate secretary between January 29, 2005 and February 28, 2005. If the Company does not receive the notice between these dates, such notice will be considered untimely. The Company’s proxy for the 2005 Annual Meeting will grant discretionary authority to the persons named therein to exercise their voting discretion with respect to any such matter of which the Company does not receive notice by March 15, 2005.

In addition to timing requirements, the advance notice provisions of the Company’s By-Laws contain informational content requirements that also must be met. A copy of the By-Laws may be obtained by writing to the corporate secretary at the Company’s principal place of business.

OTHER MATTERS

The Board of Directors is not aware of any matter to come before the Annual Meeting other than those mentioned in the Notice of Annual Meeting of Stockholders. If other matters, however, properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote in accordance with their best judgment on such matters insofar as the proxies are not limited to the contrary.

Upon the receipt of a written request from any stockholder, the Company will mail, at no charge to the stockholder, a copy of the Company’s Annual Report on Form 10-K, including the financial statements required to be filed with the Securities and Exchange Commission pursuant to Rule 13a-1 under the Exchange Act, for the Company’s most recent fiscal year. Written requests for such report should be directed to:

Michael F. Biehl

Chief Financial Officer

and Treasurer

Chart Industries, Inc.

5885 Landerbrook Drive, Suite 205

Cleveland, Ohio 44124

You are urged to sign and return your proxy promptly in the enclosed return envelope to make certain your shares will be voted at the Annual Meeting.

By Order of the Board of Directors

MARK H. LUDWIG

Secretary

April 29, 2004

APPENDIX A

CHART INDUSTRIES, INC.

AUDIT COMMITTEE CHARTER

Organization

The Audit Committee (the “Committee”) of the Board of Directors of Chart Industries, Inc. (the “Company”) shall be comprised of a minimum of three directors. Committee members shall be appointed by the Board of Directors each year at the Board of Directors meeting following the Annual Meeting of Stockholders and at other times when necessary to fill vacancies. Each Committee member shall serve for a period of at least one year or until such time as a member’s successor has been duly appointed. Committee members will serve at the pleasure of the Board of Directors.

Statement of Policy

The Committee shall provide assistance to the Board of Directors in fulfilling its responsibility to the Company’s shareholders relating to corporate accounting, reporting practices of the Company and the quality and integrity of financial reports of the Company. In so doing, it is the responsibility of the Committee to maintain free and open communication between the directors, the independent auditors, the internal audit function and the financial management of the Company.

Responsibilities

In carrying out its responsibilities, the Committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and to facilitate corporate accounting and reporting practices of the Company that are in accordance with all applicable requirements and that are of the highest quality.

In carrying out these responsibilities, the Committee will:

•	Obtain the full Board of Directors’ approval of this Charter and review and reassess the adequacy of this Charter as conditions dictate.

•	Review the qualifications of, and recommend to the Board of Directors, the independent auditors to be selected to audit the financial statements of the Company and its divisions and subsidiaries.

•	Have a clear understanding with the independent auditors that they are ultimately accountable to the Committee in its capacity as a committee of the Board of Directors, which has the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent auditor.

•	Review, advise and consent to management’s appointment, termination or replacement of the internal audit function.

•	Meet with the independent auditors and senior financial management of the Company to review the scope of the proposed audit and timely quarterly reviews for the current year and the procedures to be utilized, the adequacy of the independent auditor’s compensation, and at the conclusion thereof review such audit or review, including any comments or recommendations of the independent auditors.

•	Review with the independent auditors and financial and accounting personnel of the Company the adequacy and effectiveness of the accounting and financial controls of the Company, and elicit any recommendations for the improvement of such internal controls or particular areas where new or more detailed controls or procedures are desirable. Particular emphasis should be given to the adequacy of internal controls to expose any payments, transactions or procedures that might be deemed illegal or otherwise improper.

•	Pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof), or establish pre-approval policies for such services, to be performed for the Company by the independent auditor in a manner permitted by applicable law.

•	Review reports received from regulators and other legal and regulatory matters that may have a material effect on the financial statements or related Company compliance policies.

•	Inquire of management and the independent auditors about significant risks or exposures and assess the steps management has taken to minimize such risks to the Company.

•	Review the quarterly financial statements with senior financial management and the independent auditors prior to the filing of the Form 10-Q to determine that the independent auditors do not take exception to the disclosure and content of the financial statements, and discuss any other matters required to be communicated to the Committee by the auditors. The chair of the Committee, if one is appointed by the Board of Directors, may represent the entire Committee for purposes of this review.

•	Review the financial statements contained in the annual report to shareholders with management and the independent auditors to determine that the independent auditors are satisfied with the disclosure and the content of the financial statements to be presented to the shareholders. Review with senior financial management and the independent auditors their judgments about the quality, not just acceptability, of accounting principles and the clarity of the financial disclosure practices used or proposed to be used in the Company’s accounting principles and underlying estimates, and other significant decisions made in preparing the financial statements.

•	Provide sufficient opportunity for the independent auditors to meet with the Committee without members of management present. Among the items to be discussed in these meetings are the independent auditors’ evaluation of the Company’s financial, accounting and auditing personnel, the cooperation that the independent auditors received during the course of the audit and the resolution of any disagreements between the independent auditors and management.

•	Report the results of the annual audit to the Board of Directors. If requested by the Board of Directors, invite the independent auditors to attend the full Board of Directors meeting to assist in reporting the results of the annual audit or to answer other questions posed by the members of the Board of Directors not on the Committee (alternatively, the other directors, particularly the other independent directors, may be invited to attend the Committee meeting during which the results of the annual audit are reviewed).

•	On an annual basis, obtain from the independent auditors a written communication delineating all their relationships and professional services as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. In addition, review with the independent auditors the nature and scope of any disclosed relationships or professional services and take, or recommend that the Board of Directors take, appropriate action to satisfy itself of the independent auditors’ independence.

•	In connection with the Committee’s evaluation of the auditor’s independence, the Committee is also to review and evaluate the performance of the lead partners of the audit engagement team and ensure the rotation, if applicable, of the audit partners on the audit engagement team, in accordance with the rules of the Securities and Exchange Commission or other applicable laws and regulations.

•	Review, discuss and document quarterly, or prior to filing of the document containing the audit opinion, reports from the independent auditor on:

(a)	All critical accounting policies and practices used;

(b)	All alternative treatments of financial information within GAAP for policies and practices related to material items that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor;

(c)	Other material written communications between the independent auditor and management including any management letter or schedule of unadjusted differences; and

(d)	Any other matters regarding the audit procedures or findings that Generally Accepted Auditing Standards or other applicable standards, rules or regulations require the independent auditor to discuss with the Committee.

•	Submit the minutes of all meetings of the Committee to, or discuss the matters discussed at each Committee meeting with, the Board of Directors.

•	Investigate, to the extent appropriate in its judgment, any matter brought to its attention within the scope of its duties, with the power to retain and compensate outside counsel, accountants and other advisors for this purpose.

•	Review the Committee’s report, containing the information required to be stated therein by rules of the Securities and Exchange Commission, to be set forth in the proxy statement for the Company’s annual meeting of stockholders, and review other Company disclosure relating to the Committee required to be set forth in such proxy statements.

DETACH CARD HERE

CHART INDUSTRIES, INC.

ANNUAL MEETING OF STOCKHOLDERS — MAY 20, 2004

This proxy is solicited on behalf of the Board of Directors

The undersigned hereby (i) appoints Michael F. Biehl and Mark H. Ludwig and each of them, as proxy holders and attorneys, with full power of substitution, to appear and vote all of the shares of Common Stock of Chart Industries, Inc. (the “Company”) which the undersigned shall be entitled to vote at the Annual Meeting of Stockholders of the Company, to be held in the Boardroom, 32nd Floor, JPMorgan Chase, 270 Park Avenue, New York, New York 10017, on May 20, 2004 at 10:00 a.m. (EDT), and at any adjournments or postponements thereof, hereby revoking any and all proxies heretofore given, and (ii) authorizes and directs said proxy holders to vote all of the shares of Common Stock of the Company represented by this proxy as indicated below.

The Board of Directors Recommends You Vote FOR the director nominees listed below.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no directions are given below, this proxy will be voted FOR the election of the Directors nominated by the Board of Directors.

1.	ELECTION OF DIRECTORS

☐  FOR all nominees listed

☐  WITHHELD from all nominees listed

WILLIAM T. ALLEN

OLIVER C. EWALD

MICHAEL P. HARMON

STEPHEN A. KAPLAN

SAMUEL F. THOMAS

TIMOTHY J. WHITE

(To withhold authority to vote for a nominee, draw a line through the nominee’s name)

(Continued on other side)

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DETACH CARD HERE

(Continued from other side)

2.	IN THEIR DISCRETION TO ACT ON ANY OTHER MATTER OR MATTERS WHICH MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF

Please date, sign and return promptly in the accompanying envelope.

Dated:                                                                 , 2004

(Signature)

Your signature to this proxy should be exactly the same as the name imprinted hereon. Persons signing as executors, administrators, trustees or in similar capacities should so indicate. For joint accounts, the name of each joint owner must be signed.

☐  Check box if you plan on attending the meeting.

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